Exhibit 99.1

Oxford Immunotec Announces Closing of $40 Million in Debt Financing

OXFORD, United Kingdom and MARLBOROUGH, Mass., October 4, 2016 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq:OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of immune-regulated conditions, today announced that it has entered into an agreement with MidCap Financial (“MidCap”) that provides the Company with $40 million in debt financing, comprised of both a term loan and a revolving line of credit.

“We are very pleased to announce this debt financing with MidCap, a leading financing partner in the healthcare space,” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “This financing provides us the capital necessary to continue to build the company to profitability and beyond.”

The agreement provides the Company with a term loan of $30 million which matures five years from closing. The term loan accrues interest at a rate of LIBOR plus 7.60% with interest-only payments for the first 24 months, with the ability to extend to 48 months subject to certain conditions, before the loan begins to amortize. The agreement also provides the Company with a revolving line of credit of up to $10 million upon closing. The revolving line of credit matures five years from closing and accrues interest at LIBOR plus 4.45%. Based on certain conditions, both the term loan and revolver may be each increased by an additional $10 million to support the Company’s future growth.

Additional details regarding the Company’s financing are included in a Current Report on Form 8-K which is expected to be filed on October 7, 2016 by the Company with the Securities and Exchange Commission.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of under-served immune-regulated conditions. The Company's first product is the T-SPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The company’s second product line is a range of assays for Tick-borne diseases, such as Lyme disease, obtained through the acquisition of Imugen. The T-SPOT.CMV test and the T-SPOT.PRT test are part of the Company's third product line focused on the transplantation market. In addition to these three product lines, the Company has additional active development programs in other immune-regulated conditions. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

About MidCap Financial

MidCap Financial is a middle market-focused, specialty finance firm that provides senior debt solutions to businesses across all industries. The firm’s years of experience, strong balance sheet, and flexibility make it a lender of choice for companies across all stages of growth and complexity. MidCap Financial’s debt solutions focus in five areas:

• General and Healthcare Asset-Based working capital loans collateralized by third-party accounts receivable and other assets;

• Leveraged loans to companies backed by private equity sponsors;

• Life Sciences loans to VC-backed and public pharmaceutical, biotech, and medical device companies;

• Real Estate loans on all types of commercial properties, medical office buildings, various types of senior housing and skilled nursing properties; and

• Lender Finance term loans or revolvers provided across the consumer and commercial finance sectors.

Additional information about MidCap Financial can be found at www.midcapfinancial.com

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd.

CONTACTS:

For Media Inquiries:

Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0501
oxfordimmunotec@westwicke.com